Exhibit 99.1

Sotera Health Confirms Preliminary 2022 Full-Year Guidance

in Conjunction with Incremental Debt Financing

Cleveland, Ohio February 13, 2023 – Sotera Health Company (“Sotera Health” or the “Company”) (NASDAQ: SHC), a leading global provider of mission-critical end-to-end sterilization solutions, lab testing and advisory services for the healthcare industry, today announced its intention to enter into a new senior secured Term Loan B facility in an aggregate principal amount of $425 million, which is expected to fund and close during the first quarter. The Company plans to use proceeds of this debt financing, along with cash on hand, to: a) fund a previously announced planned $408 million ethylene oxide litigation settlement in Cook County, IL, b) pay down existing borrowings under the Company’s revolving credit facility, and c) further enhance liquidity.

Preliminary Financial Results for the Year Ended December 31, 2022

Our financial statements for the year ended December 31, 2022 are not yet complete. Accordingly and related to this incremental debt financing, we are presenting preliminary estimates of certain financial information that we expect to report on February 28, 2023 for the year ended December 31, 2022. The following information is based on our internal management accounts and reporting as of and for the year ended December 31, 2022, as compared to our audited results for the year ended December 31, 2021. Given the timing of these estimates, we have not completed our customary financial closing and review procedures but are making these estimates available to facilitate the incremental debt financing.

The Company is reaffirming its expectation that 2022 full-year net revenues will be within the previously announced guidance range of $995 million to $1.005 billion. The Company also is announcing that the 2022 full-year net loss is expected to be in a range of $226 million to $236 million, which includes a $408 million legal reserve recorded in Q4 2022 related to the binding term sheets to settle 870+ ethylene oxide claims in Cook County, IL, subject to the satisfaction or waiver of the various conditions set forth in the term sheets. Full-year Adjusted EBITDA will be in the previously announced guidance range of $500 million to $510 million. Adjusted EBITDA is a non-GAAP financial measure; a reconciliation of Adjusted EBITDA to its most closely comparable GAAP figure is included at the end of this release.

The preliminary financial information included in this release has been prepared by, and is the responsibility of, the Company’s management. The preliminary estimated results of operations are subject to revision as we finalize our financial statements and disclosure for the year ended December 31, 2022, and such revisions may be significant. Estimates of financial results are inherently uncertain and we undertake no obligation to update this information before announcement of final results for 2022.

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147

440-262-1410     |     soterahealth.com

In connection with our annual closing and review process for the fiscal year 2022, we may identify items that would require us to make adjustments to the preliminary estimated results of operations set forth in this release. Accordingly, the final results and other disclosures for the year ended December 31, 2022 may differ materially from the preliminary estimates being announced today. This preliminary estimated financial data should not be viewed as a substitute for financial statements prepared in accordance with U.S. GAAP. The Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2022 on February 28, 2023, its previously announced reporting date. Ernst & Young LLP, our independent registered public accounting firm, has not audited, reviewed, compiled, or applied agreed-upon procedures with respect to the preliminary estimated financial data for the year ended December 31, 2022 that we are presenting here. Accordingly, Ernst & Young LLP does not express an opinion or any other form of assurance with respect thereto.

Non-GAAP Financial Measures

To supplement our consolidated financial statements presented in accordance with GAAP, we consider Adjusted EBITDA, a financial measure that is not based on any standardized methodology prescribed by GAAP.

We define Adjusted EBITDA as net income (loss) before interest expense and the mark-to-market impact of derivatives not accounted for as hedges, income taxes, depreciation (including depreciation of Co-60 used in our operations), amortization of intangible assets and certain other adjustments that we do not consider in our evaluation of our ongoing operating performance from period to period.

In evaluating Adjusted EBITDA, you should be aware that, in the future, we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as suggesting that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider Adjusted EBITDA alongside other financial performance measures, including our net income and other GAAP measures.

About Sotera Health:

Sotera Health Company is a leading global provider of mission-critical end-to-end sterilization solutions and lab testing and advisory services for the healthcare industry. Sotera Health goes to market through three businesses – Sterigenics®, Nordion® and Nelson Labs®. Sotera Health is committed to its mission, Safeguarding Global Health®.

Updates can be found from time to time on recent developments in matters relevant to investors on the Investor Relations section of the Company’s website at Investor Relations | Sotera Health. For developments related to Ethylene Oxide, updates can be found at Ethylene Oxide | Sotera Health.

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147

440-262-1410     |     soterahealth.com

Forward-looking Statements

This release contains forward-looking statements that reflect management’s expectations about future events and the Company’s operating plans and speak only as of the date hereof. You can identify these forward-looking statements by the use of forward-looking words such as “will,” “may,” “plan,” “estimate,” “expect,” “could,” or the negative version of those words or other comparable words, including statements regarding the potential terms, timing and completion of the Term Loan B facility and the use of related proceeds. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances, are forward-looking statements. Any forward-looking statements contained in this release are based upon our historical performance and on our current plans, estimates and expectations of the Company’s future performance and the future performance of the markets in which the Company operates in light of information currently available to us. The inclusion of this forward-looking information should not be regarded as a representation by us that the future plans, estimates or expectations contemplated by us will be achieved, and there can be no assurance that the proposed Term Loan B facility will be consummate on the terms described herein or at all. These forward-looking statements are subject to various risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business, prospects, growth strategy and liquidity. These risks and uncertainties include, without limitation, any disruption in the availability or supply of, or increases in the price of, ethylene oxide (“EO”) or cobalt-60 (“Co-60”), including geopolitical risks related to the supply of Co-60 from Russia; foreign currency exchange rates and changes in those rates; changes in industry trends, environmental, health and safety regulations or preferences; satisfaction of conditions to completing the settlement, including the participation by substantially all Illinois plaintiffs in the settlement; the impact of current and future legal proceedings and liability claims, including litigation related to purported exposure to emissions of EO from our facilities in Illinois, Georgia and New Mexico and the possibility that other claims will be made in the future relating to these or other facilities; adverse judgments against two of our subsidiaries in the EO tort litigation, which if the settlement is not successful may require an appellate bond or alternative form of security to appeal, and plaintiff efforts to enforce judgments against us, any of which may have an adverse impact on our liquidity in the near and long terms; whether we will be able to close the new Term Loan B facility on expected terms or at all; uncertainty in the capital markets and other risks related to our ability to raise additional debt financing on reasonable terms or at all, including availability of capital and the impact of future litigation developments on our ability to access capital markets; our ability to increase capacity at existing facilities, renew leases for our leased facilities and build new facilities in a timely and cost-effective manner; competition for qualified employees in the industries in which we operate; the risks of doing business internationally; and any inability to pursue strategic transactions or find suitable acquisition targets. For additional discussion of these risks and uncertainties, please refer to those described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, and the Company’s other filings with the SEC, including its Quarterly Reports on Form 10-Q, including under the headings “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” as well as the Current Report on Form 8-K filed by the Company on January 9, 2023 with the SEC disclosing the terms of the settlement and related risks.

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147

440-262-1410     |     soterahealth.com

INVESTOR RELATIONS CONTACTS:

Jason Peterson	Sally J. Curley, IRC
Vice President & Treasurer, Sotera Health	Curley Global IR, LLC
IR@soterahealth.com	IR@soterahealth.com

MEDIA CONTACT:

Kristin Gibbs

Chief Marketing Officer, Sotera Health

kgibbs@soterahealth.com

Source: Sotera Health Company

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9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147

440-262-1410     |     soterahealth.com

Sotera Health Company

Non-GAAP Financial Measures

(unaudited)

	Year Ended
	December 31, 2022 (Preliminary)		December 31, 2021
in thousands of U.S. dollars	Low Range	High Range
Net (loss) income	$(235,658)	$(225,658)	$117,121
Provision (benefit) for income taxes(a)	(13,786)	(13,200)	58,595
Interest expense, net(b)	78,490	78,490	74,192
Depreciation and amortization(c)	145,554	145,554	150,902
Share-based compensation(d)	21,211	21,211	13,870
Impairment of investment in unconsolidated affiliate(e)	9,613	9,613	—
Loss on extinguishment of debt(f)	—	—	20,681
Professional services relating to EO sterilization facilities(g)	72,639	72,639	45,656
Illinois EO litigation settlement(h)	408,000	408,000	—
Other(i)	13,853	13,853	761

Adjusted EBITDA	$499,916	$510,502	$481,778

(a)

Provision for income taxes for the year ended December 31, 2022 differed from the statutory rate of 21% primarily due to an increase in the partial valuation allowance against our excess interest expense carryforward balance, an increase in the valuation allowance against State deferred tax assets, and the impact of the foreign rate differential, partially offset by state income taxes (net of federal benefit).

(b)	The year ended December 31, 2022 excludes a $1.7 million net decrease in the fair value of interest rate derivatives not designated as hedging instruments recorded to interest expense.
(c)	Includes depreciation of cobalt-60 held at gamma irradiation sites.
(d)	Represents non-cash share-based compensation expense.
(e)	Represents an impairment charge on our equity method investment in a joint venture.
(f)

Represents expenses incurred in connection with the repricing of our Term Loan in January 2021 and full redemption of the First Lien Notes in August 2021, including a prepayment premium and accelerated amortization of prior debt issuance and discount costs.

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147

440-262-1410     |     soterahealth.com

(g)	Represents litigation and other professional fees associated with our ethylene oxide sterilization facilities.
(h)

Represents the estimated cost to settle the claims of approximately 870 ethylene oxide cases pending against Sterigenics in Illinois under binding term sheets entered into on January 9, 2023, subject to substantially all of the plaintiffs providing opt-in consents to their individual settlement allocations and dismissing their claims with prejudice and the satisfaction of other conditions.

(i)

Represents customary reconciling items including the following: (i) gain on foreign currency and derivatives not designated as hedging instruments, (ii) acquisition and divestiture related charges, (iii) business optimization project expenses, (iv) plant closure expenses, (v) accretion on asset retirement obligations, and (vi) COVID-19 expenses, as further defined within the Company’s Form 10-Q for the period ended September 30, 2022.

9100 South Hills Boulevard, Suite 300, Broadview Heights, OH 44147

440-262-1410     |     soterahealth.com